Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-263812) on Form S-3 and (No. 333-151550, 333-188480, 333-238096, 333-264787, 333-275936 and 333-275937) on Forms S-8 of our report dated March 11, 2024, with respect to the consolidated financial statements of Arrow Financial Corporation.

/s/ KPMG LLP
Albany, New York
March 6, 2026